Exhibit 99.1

For:	Education Management LLC Company Contact: James Sober, CFA Vice President, Finance (412) 995-7684
Education Management LLC Announces Further Amendment of
Tender Offer for the Company’s Outstanding Notes
PITTSBURGH, Pennsylvania, October 6, 2009 — Education Management LLC (the “Company”), a leading provider of post-secondary education, today announced that it has further amended its previously announced cash tender offer for its 10 1/4% Senior Subordinated Notes due 2016 (CUSIP No. 28140JAD2) and its 8 3/4% Senior Notes due 2014 (CUSIP No. 28140JAC4) (collectively, the “Notes”). The tender offer has been amended to increase the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, from $329,900,000 to $355,465,000.
Except as described in this press release, the terms of the tender offer remain unchanged since October 2, 2009. In particular, the table below reflects certain unchanged terms of the tender offer:

			Aggregate
		Acceptance	Principal	Late Tender	Early	Total Tender
		Priority	Amount	Offer	Tender	Offer
CUSIP Number	Title of Security	Level	Outstanding	Consideration[1]	Premium[1]	Consideration[1]
28140JAD2	10 1/4% Senior Subordinated Notes due 2016	1	$385,000,000	$1,095	$30	$1,125
28140JAC4	8 3/4% Senior Notes due 2014	2	$375,000,000	$1,040	$30	$1,070

(1)	Per $1,000 principal amount of Notes accepted for purchase.
The time and date at or before which holders of Notes could validly tender and not validly withdraw their Notes in order to be eligible to receive the applicable Total Tender Offer Consideration expired at 5:00 p.m., New York City time, on October 6, 2009. The time and date on or before which validly tendered Notes could be validly withdrawn expired at 5:00 p.m., New York City time, on October 5, 2009. Holders may no longer validly withdraw any validly tendered Notes, except in limited circumstances where we determine additional rights are required by law. The time and date at which the tender offer will expire remains 5:00 p.m., New York City time, on October 20, 2009 (unless extended). The Company continues to expect the tender offer to be settled on October 21, 2009. Holders that have previously validly tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment of the tender offer to receive the applicable tender offer consideration.
This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase dated September 21, 2009 and the related Letter of Transmittal. The information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal, except to the extent that the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend or, subject to certain conditions, terminate the tender offer.
Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or J.P. Morgan at (toll-free) (800) 245-8812 (Attention: High Yield Syndicate). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services

Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 387-1500 (for all others and toll-free).
About Education Management
Education Management (www.edmc.com), with approximately 110,800 students enrolled as of October 2008, is among the largest providers of post-secondary education in North America, with a total of 92 locations in 28 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both.
This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.